Exhibit 16

ANDERSEN
Office of the Chief Accountant Securities and Exchange Commission 450 Fifth Street N.W. Washington, DC 20549	Arthur Andersen LLP Suite 500 South 3773 Howard Hughes Parkway Las Vegas, NV 89109 Tel 702 836 8600 www.andersen.com

May 14, 2002

Dear Sir/Madam:

        We have read the second paragraph of Item 4 included in the Form 8-K dated May 14, 2002 of Mandalay Resort Group to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours:
/s/ ARTHUR ANDERSEN LLP ARTHUR ANDERSEN LLP

Copy to:
Mr. Glenn Schaeffer
President, Chief Financial Officer and Treasurer
Mandalay Resort Group